23(d)(17)a
Amendment dated August 1, 2009 to Sub-Advisory Agreement on behalf of Transamerica PIMCO Total Return VP

AMENDMENT NO. 2 TO SUB-ADVISORY AGREEMENT BETWEEN TRANSAMERICA ASSET MANAGEMENT,
INC. AND
PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
          THIS AMENDMENT is made as of July 1, 2009 to the Sub-Advisory Agreement dated May 1, 2002, as amended (the “Agreement”), between Transamerica Asset Management, Inc. (the “Investment Adviser”) and Pacific Investment Management Company LLC (the “Sub-Adviser), on behalf of Transamerica PIMCO Total Return VP, a separate series of Transamerica Series Trust (the “Trust”). In consideration of the mutual covenants contained herein, the parties agree as follows:
          1. Compensation.
          Schedule A to the Agreement is hereby deleted in its entirety and replaced with the following:
See attached Schedule A.
          2. A new Section 19 is added as follows:
                    19. Services of the Sub-Adviser. Notwithstanding any other provision to the contrary, the Sub-Adviser shall have no obligation to perform the following services or to have employees of the Sub-Adviser perform the following roles, as applicable: (a) preparing and filing material for distribution to shareholders of the Trust, including statistical information about the Trust and material regarding the Trust’s performance or investments; (b) providing employees of the Sub-Adviser to serve as officers of the Trust; or (c) providing employees of the Sub-Adviser to serve as the Trust’s Chief Compliance Officer and associated staff.
          In all other respects, the Sub-Advisory Agreement dated May 1, 2002, as amended, is confirmed and remains in full force and effect.
          The parties hereto have caused this amendment to be executed as of July 1, 2009.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples
Name: Christopher A. Staples
Title: Senior Vice President – Investment Management and Chief Investment Officer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent L. Holden
Name: Brent L. Holden
Title: Managing Director